Exhibit 99.1

FOR IMMEDIATE RELEASE

Navidea’s Macrophage Therapeutics Unit Announces Plan for $2.5 Million Financing

DUBLIN OHIO, January 21, 2015 -- Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB), today announced it has entered into a non-binding term sheet for an initial round of standalone financing for its Macrophage Therapeutics business unit, which will be incorporated as a subsidiary of Navidea, known as Macrophage Therapeutics, Inc. The initial investment in Macrophage Therapeutics is being proposed by Navidea Director and newly named Macrophage Therapeutics Chief Executive Officer, Michael Goldberg, M.D., who intends to lead a small group of accredited investors to complete the financing.

The funding is based upon a $500 million enterprise valuation of Macrophage Therapeutics and is structured to raise $2.5 million for a 0.5% ownership of Macrophage Therapeutics by the investors. Upon completion of the funding, shareholders of Navidea will retain 99.5% ownership of Macrophage Therapeutics. Proceeds will be used for pipeline development, general working capital and recruitment of a scientific advisory board, who will take the lead in the design and management of foundational animal studies funded through a combination of government grants, corporate and not-for-profit partnerships. Closing is subject to completion of definitive written agreements.

"This initial funding will play a substantial role in expediting efforts to map out the initial therapeutic applications of Navidea’s Manocept™ technology,” said Dr. Goldberg. “This proprietary technology has already been proven clinically as a diagnostic and has a unique ability to selectively target activated macrophages, which are implicated in several diseases."

“We are excited to have identified a way to more aggressively advance the therapeutic applications of our Manocept platform to drive their ultimate value, in a manner that ensures that the vast majority of the value created is preserved for existing Navidea shareholders”, said Rick Gonzalez, Navidea’s President and Chief Executive Officer. “We look forward to continuing to update investors on activities involving this exciting endeavor as developments and events warrant,” added Mr. Gonzalez.

About Macrophage Therapeutics

Macrophage Therapeutics, a newly created subsidiary of Navidea Biopharmaceuticals, Inc., is developing innovative macrophage-targeted therapies with oncology, inflammatory, autoimmune and cardiovascular applications based on its proprietary CD206 targeting technology platform, Manocept™. Depending on the active agent(s) attached to the Manocept backbone as well as other core molecule permutations, it is possible to approach immunotherapy in a completely novel manner. This approach has the potential to provide for management and modification of diseases that include the immediate involvement of macrophages, the biological products of macrophages, or the effective impact of macrophages or their progenitor and/or daughter elements. Thus, the Manocept platform is designed to specifically address a key element, macrophage interactions, in the natural progression of clinically significant diseases that impact the lives of patients around the globe.

About Navidea Biopharmaceuticals Inc.

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics, therapeutics and radiopharmaceutical agents. Navidea is developing multiple precision-targeted products and platforms including Manocept™, NAV4694, and NAV5001, to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making, targeted treatment and, ultimately, patient care. Lymphoseek® (technetium Tc 99m tilmanocept) injection, Navidea’s first commercial product from the Manocept platform, was approved by the FDA in March 2013 and by the EMA in November 2014. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.navidea.com.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Source: Navidea Biopharmaceuticals, Inc.

Macrophage Therapeutics
Michael M. Goldberg, M.D. 201-608-5218

or

Navidea Biopharmaceuticals
Brent Larson, 614-822-2330
Executive VP & CFO

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